Exhibit 99.1

BECTON DICKINSON AND COMPANY
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited; Amounts in millions, except share and per share data)

	Three Months Ended March 31,
	2022	2021
REVENUES	$4,750	$4,634

Cost of products sold	2,637	2,584
Selling and administrative expense	1,192	1,115
Research and development expense	327	304
Acquisition-related integration and restructuring expense	28	47
Other operating expense, net	—	296
TOTAL OPERATING COSTS AND EXPENSES	4,185	4,345
OPERATING INCOME	564	289

Interest expense	(97)	(124)
Interest income	2	2
Other expense, net	(27)	(10)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	442	158
Income tax provision (benefit)	52	(15)
NET INCOME FROM CONTINUING OPERATIONS	390	173
Income from discontinued operations, net of tax	64	127
NET INCOME	454	299
Preferred stock dividends	(23)	(23)
NET INCOME APPLICABLE TO COMMON SHAREHOLDERS	$431	$277

BASIC EARNINGS PER SHARE
Income from Continuing Operations	$1.29	$0.52
Income from Discontinued Operations	0.22	0.43
Basic Earnings per Share	$1.51	$0.95

DILUTED EARNINGS PER SHARE
Income from Continuing Operations	$1.28	$0.51
Income from Discontinued Operations	0.22	0.43
Diluted Earnings per Share	$1.50	$0.94

AVERAGE SHARES OUTSTANDING (in thousands)
Basic	285,243	291,095
Diluted	287,299	293,547

Columns may not add due to the use of rounded numbers. Earnings per share amounts presented are calculated from the underlying amounts.

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
RECONCILIATION OF REPORTED RESULTS TO ADJUSTED RESULTS
(Unaudited; Amounts in millions, except per share data)

Three Months Ended March 31, 2022
	Reported (GAAP)	Purchase accounting adjustments (A)	Integration costs (B)	Restructuring costs (B)	Transaction gain/loss, product and other litigation-related matters (C)	European regulatory initiative-related costs (D)	Investment gains/losses and asset impairments (E)	Income tax benefit of special items	Adjusted (Non-GAAP)
		See Footnotes on Page 4
REVENUES	$4,750	$—	$—	$—	$—	$—	$—	$—	$4,750

Gross margin	2,112	355	—	—	36	11	54	—	2,568

Selling and administrative expense	1,192	(3)	—	—	—	—	—	—	1,189
Research and development expense	327	—	—	—	—	(23)	—	—	304

OPERATING INCOME	564	357	11	17	36	35	54	—	1,075

Net interest expense	(95)	(1)	—	—	—	—	—	—	(97)
Other (expense) income, net	(27)	—	—	—	—	—	19	—	(8)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	442	356	11	17	36	35	73	—	970
Income tax provision	52	—	—	—	—	—	—	96	148
NET INCOME FROM CONTINUING OPERATIONS	$390	$356	$11	$17	$36	$35	$73	$(96)	$822

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$1.28	$1.24	$0.04	$0.06	$0.13	$0.12	$0.25	$(0.34)	$2.78

Rows may not add due to the use of rounded numbers. Earnings per share amounts presented are calculated from the underlying amounts.

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
RECONCILIATION OF REPORTED RESULTS TO ADJUSTED RESULTS
(Unaudited; Amounts in millions, except per share data)

Three Months Ended March 31, 2021
	Reported (GAAP)	Purchase accounting adjustments (A)	Integration costs (B)	Restructuring costs (B)	Transaction gain/loss, product and other litigation-related matters (C)	European regulatory initiative-related costs (D)	Impacts of debt extinguishment (F)	Income tax benefit of special items	Adjusted (Non-GAAP)
		See Footnotes on Page 4
REVENUES	$4,634	$—	$—	$—	$—	$—	$—	$—	$4,634

Gross margin	2,050	348	—	—	37	11	—	—	2,446

Selling and administrative expense	1,115	(1)	—	—	—	—	—	—	1,113
Research and development expense	304	—	—	—	—	(21)	—	—	282

OPERATING INCOME	289	349	33	14	333	32	—	—	1,050

Net interest expense	(122)	(1)	—	—	—	—	4	—	(119)
Other (expense) income, net	(10)	—	—	—	—	—	15	—	6

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	158	348	33	14	333	32	20	—	937
Income tax provision	(15)	—	—	—	—	—	—	124	110
NET INCOME FROM CONTINUING OPERATIONS	$173	$348	$33	$14	$333	$32	$20	$(124)	$827

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.51	$1.18	$0.11	$0.05	$1.13	$0.11	$0.07	$(0.42)	$2.74

Rows may not add due to the use of rounded numbers. Earnings per share amounts presented are calculated from the underlying amounts.

The reconciliations of reported results to adjusted results on the previous pages reflect the following adjustments that are considered by management to be outside of BD’s underlying operational results or that affect period to period comparability:
(A)Purchase accounting adjustments-Includes amortization and other adjustments related to the purchase accounting for acquisitions impacting identified intangible assets and the valuation of fixed assets and debt. BD’s amortization expense is primarily recorded in Cost of products sold.
(B)Integration and restructuring costs-Includes amounts associated with integration and restructuring activities resulting from acquisitions, as well as simplification and other cost saving initiatives. These costs are recorded to Acquisition-related integration and restructuring expense.
(C)Transaction gain/loss, product and other litigation-related matters-The amounts in 2022 and 2021 include charges of $35 million and $37 million, respectively, recorded to Cost of products sold to adjust the estimate of future product remediation costs. The amount in 2021 also includes charges recorded to Other operating expense, net to record product liability reserves, including related legal defense costs, of $296 million.
(D)European regulatory initiative-related costs-Represents costs incurred to develop processes and systems to establish initial compliance with the European Union Medical Device Regulation and the European Union In Vitro Diagnostic Medical Device Regulation, which represent a significant, unusual change to the existing regulatory framework. We consider these costs to be duplicative of previously incurred costs and/or one-off costs, which are limited to a specific period of time. These expenses, which are recorded in Cost of products sold and Research and development expense, include the cost of labor, other services and consulting (in particular, research and development and clinical trials) and supplies, travel and other miscellaneous costs.
(E)Investment gains/losses and asset impairments-Includes a noncash asset impairment charge recorded in Cost of products sold of $54 million in the Medical segment. Also includes losses recorded within Other expense, net relating to certain investments.
(F)Impacts of debt extinguishment-Represents the impacts, which are recorded in Other expense, net and Interest expense, of our extinguishment of certain long-term senior notes.